Exhibit 10.11
HAWKINS, INC.
2019 EQUITY INCENTIVE PLAN

Restricted Stock Agreement
Hawkins, Inc. (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock to you, the Director named below. The terms and conditions of this Award are set forth in this Restricted Stock Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages, and in the Plan, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Director:
Number of Shares Covered:	Date of Issuance (Grant Date):
Vesting Schedule pursuant to Section 4:
Vesting Date(s)	Number of Restricted Shares that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award.

DIRECTOR: HAWKINS, INC.

By:
Title:

HAWKINS, INC.
2019 Equity Incentive Plan
Restricted Stock Agreement

Terms and Conditions
1.Grant of Restricted Shares. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Restricted Shares specified on the cover page of this Agreement. Unless and until these Restricted Shares vest as provided in Section 4 below, they are subject to the restrictions specified in Section 3 of this Agreement.
2.Delivery of Restricted Shares. As soon as practicable after the Grant Date, the Company will cause its transfer agent to either maintain a book entry account in your name reflecting the issuance of the Restricted Shares, or issue one or more stock certificates in your name evidencing the Restricted Shares. Any such stock certificate will be deposited with the Company or its designee, and bear an appropriate legend referring to the restricted nature of the Restricted Shares evidenced thereby. Any book-entry that reflects the issuance of such Restricted Shares will be subject to stop transfer instructions as provided in Sections 9(b) and 9(c). Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of any instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.
3.Applicable Restrictions.
a.Beginning on the Grant Date, you will have all rights and privileges of a shareholder of the Company with respect to the Restricted Shares except as follows:
i.None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before they vest other than a transfer upon your death in accordance with your will or the laws of descent and distribution, pursuant to a domestic relations order, or by gift to your “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933).
ii.All or a portion of the Restricted Shares may be forfeited under the circumstances specified in Section 6.
b.Any attempt to transfer or dispose of any Restricted Shares in a manner contrary to the transfer restrictions shall be void and of no effect.
c.Any dividends or distributions (other than dividends payable entirely in cash) payable or distributable with respect to or in exchange for outstanding but unvested Restricted Shares, including any shares of Company common stock or other property or securities distributable as the result of any equity restructuring or other change in corporate capitalization described in Section 12(a) of the Plan, shall be delivered to, retained and held by the Company subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Shares are subject. At the time the underlying Restricted Shares vest, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to the Restricted Shares that have vested. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(c) that may be forfeited.
4.Vesting of Restricted Shares.
a.Scheduled Vesting. If you remain a Service Provider to the Company (or any Affiliate) continuously from the Grant Date specified on the cover page of this Agreement, then the Restricted Shares will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the cover page of this Agreement.
b.Accelerated Vesting. Notwithstanding Section 4(a), all unvested Restricted Shares will vest immediately upon (i) the occurrence of a Change in Control or (ii) the termination of your Service by reason of your death or Disability.
5.Release of Unrestricted Shares. Upon the vesting of Restricted Shares and the corresponding lapse of the transfer restrictions, and after the Company has determined that all conditions to the release of unrestricted Shares to you, including compliance with all applicable legal requirements, have been satisfied, it shall release to you the unrestricted Shares, as evidenced by issuance to you of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.
6.Forfeiture of Restricted Shares. Subject to Section 4(b), if your Service to the Company or any Affiliate terminates before all of the Restricted Shares have vested, or if you attempt to transfer Restricted Shares in a manner contrary to the transfer restrictions, you will immediately forfeit all unvested Restricted Shares. Any Restricted Shares that are forfeited shall be returned to the Company for cancellation.
7. 83(b) Election. You may make and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares hereunder, electing to include in your gross income as of the Grant Date the Fair Market Value of the Restricted Shares as of the Grant Date. You shall promptly provide a copy of such election to the Company. If you make and file such an election, you shall make such arrangements in accordance with Section 8 as are satisfactory to the Committee to provide for the timely payment of all applicable withholding taxes.
8.Withholding Taxes. You recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares, or, in the event that you elect under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon your receipt of the Restricted Shares. You agree that, at such time, if the Company or an Affiliate is required to withhold such taxes, then the Company may defer the release to you of any and all unrestricted Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the unrestricted Shares that would otherwise be released to you, you must notify the Company prior to vesting of the Restricted Shares. You further acknowledge that the Company has directed you to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which you may reside.
9.Restrictive Legends and Stop-Transfer Orders.
a.Legends. Any certificate or certificates representing the Restricted Shares will bear the following legend (as well as any legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions set forth in this Agreement:
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
a.Stop-Transfer Notices. You agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
b.Refusal to Transfer. The Company will not be required (i) to transfer on its books any Shares subject to this Agreement that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the such Shares will have been so transferred.
10.Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
11.No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.
12.Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).
13.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and any successor or assignee of the Company.
14.Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, any payments hereunder that would be subject to an additional or accelerated tax under Section 409A of the Code will be deferred until the earliest date that such payments may be made without the imposition of such tax.
15.Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan.